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                                  EXHIBIT 11.2

                     LOMAK PETROLEUM, INC. AND SUBSIDIARIES

                       Computation of Earnings Per Common
                          and Common Equivalent Shares
                      (In thousands, except per share data)

                                                                        Six Months Ended June 30,
                                                                  --------------------------------------
                                                                        1995                 1996
                                                                  -----------------    -----------------

Average shares outstanding                                              11,178                13,940

Net effect of conversion of warrants and stock options                     137                   383
                                                                      --------              --------

Total primary and fully diluted shares                                  11,315                14,323
                                                                      ========              ========


Net income                                                            $  1,821              $  5,384

Less preferred stock dividends                                            (187)               (1,287)
                                                                      --------              --------

Net income applicable to common shares                                $  1,634              $  4,097
                                                                      ========              ========

Earnings per common share                                             $    .14              $    .29
                                                                      ========              ========





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